NEWS RELEASE

For: IMMEDIATE RELEASE

Contact: CHARLES S. HOWARD, PRESIDENT & CEO or

DAVID A. MEINERT, EVP & CFO

Date: JANUARY 26, 2007

MidWestOne Financial Group

Reports Increased Earnings for 2006

Oskaloosa, Iowa - MidWestOne Financial Group, Inc. announced today that the Company earned $6,441,000, or $1.74 per share basic, for the year 2006. This compares with $1.63 earnings per share basic and net income of $6,088,000 for 2005. Diluted earnings per share were $1.71 for 2006 compared with $1.59 for 2005. Net income for 2006 increased $353,000, or 5.8 percent, compared with 2005 while basic earnings per share increased 6.8 percent and diluted earnings per share increased 7.6 percent.

On January 6, 2006, the Company received the proceeds from the recovery of an agricultural loan that had been charged off in 2001. These proceeds included a loan principal recovery of $901,000 that was credited to the allowance for loan losses, $364,000 in waived interest that was credited to interest income on loans, and $50,000 credited to non-interest income for the reimbursement of attorney fees incurred by the Company in 2001. The interest income and fees recovered contributed $.07 to earnings per share in 2006. Additionally, the $901,000 loan loss recovery enabled the Company to reduce the 2006 provision for loan losses to $180,000, compared to $468,000 in 2005.

The Company reported net income of $1,421,000 for the three month period ended December 31, 2006 compared to $1,646,000 earned in the three month period ended December 31, 2005, a decrease of 13.6 percent. Earnings per share for the fourth quarter of 2006 were $.39 basic and $.38 diluted compared to $.45 basic and $.43 diluted for the fourth quarter of 2005. The reduction in net income for the fourth quarter of 2006 was attributable to lower net interest income and increased operating expenses, which were partially offset by higher noninterest income.

Return on average assets for the Company was .92 percent for the year ended December 31, 2006, compared with .93 percent in 2005. For the three month period ended December 31, 2006, the return on average assets was .77 percent, compared with .97 percent for the same period last year. The return on average shareholders' equity for the year 2006 increased to 10.65 percent from 10.49 percent for 2005. Return on average equity for the three month period ended December 31, 2006 decreased to 9.12 percent versus 11.24 percent in the same period of 2005. Cash dividends paid to shareholders were $.18 per share for the fourth quarter and $.71 per share for the year 2006, compared to 2005 fourth quarter dividends paid of $.17 per share and $.68 per share for the year 2005.

Total assets of the Company grew to $744,911,000 as of December 31, 2006, an increase of $68,579,000, or 10.1 percent, from year-end 2005. Total deposits increased $55,370,000, or 11.0 percent, to a December 31, 2006 total of $560,615,000. The Company's total loans (excluding loan pool participations) increased $70,395,000, or 16.2 percent, to $503,832,000 as of December 31, 2006. Most of the 2006 growth in loan volume occurred in the Davenport and the Cedar Falls/Waterloo, Iowa markets. The Company opened a new branch in the Davenport market early in 2006 and continued to experience growth in its Waterloo market throughout 2006. Total loans as a percentage of deposits were 89.87 percent as of December 31, 2006, compared with 85.79 percent as of December 31, 2005.

The Company's net interest income for the year ended December 31, 2006 was $591,000, or 2.4 percent, greater in comparison to the year ended December 31, 2005. The Company's net interest income for the fourth quarter of 2006 was $291,000, or 4.7 percent, lower than what was earned for the fourth quarter of 2005. Interest income on loans increased $2,122,000, or 26.8 percent, in the fourth quarter of 2006 compared with the same period in 2005. Interest income and discount on loan pool participations decreased $716,000, or 26.3 percent, for the fourth quarter of 2006 compared to the same period of 2005. For the year ended December 31, 2006, interest income on loans increased $7,454,000, or 25.0 percent, compared with the year ended December 31, 2005. The increase in loan volume and the higher interest rate environment both contributed to the additional interest income on loans in 2006. Interest income and discount on loan pool participations decreased $1,080,000, or 10.6 percent, in the twelve months ended December 31, 2006 compared with the same period in 2005. Lower volume of loan pool participations and lower yields were reflected in the reduced interest income on loan pools in 2006. Interest expense on deposits and borrowed funds increased $1,697,000 in the fourth quarter of 2006 and $5,783,000 for the year ended December 31, 2006 in comparison to the same periods of 2005. Higher market interest rates on deposits and growth in time deposits and borrowed funds all contributed to the increase in interest expense for 2006. The Company's net interest margin for the year 2006 was 3.99 percent compared with 4.11 percent in 2005. Net interest margin was 3.60 percent for the fourth quarter of 2006 compared to 4.03 percent for the three months ended December 31, 2005.

Loan pool participations totaled $98,885,000 as of December 31, 2006 compared with $103,570,000 as of December 31, 2005. The Company successfully bid on loan pool participations with a purchase cost of $40,071,000 in 2006, with purchases in the fourth quarter totaling $18,921,000. Loan pool purchases for the year 2005 totaled $51,058,000, with $28,821,000 occurring in the fourth quarter. The reduced volume of purchases in 2006 compared with 2005 reflects the competitive environment to acquire these types of loan pools. Average loan pool participation balances were lower throughout the fourth quarter and for the year 2006 in comparison to the prior year periods. The yield on loan pool participations was 9.92 percent for 2006 compared with 10.14 percent in 2005. The fourth quarter yield on loan pool participations for 2006 was 8.56 percent compared to 10.06 percent in the fourth quarter of 2005.

Non-performing loans at December 31, 2006, increased to $5,801,000 compared with $3,352,000 at December 31, 2005. Much of the increase in non-performing loans at December 31, 2006 was attributable to a large credit totaling $1,862,000 that was restructured during the fourth quarter of 2006. At December 31, 2006, non-performing loans were 1.15 percent of total loans, compared with .77 percent of total loans at December 31, 2005. Other real estate owned totaled $188,000 at December 31, 2006 compared with $2,473,000 at December 31, 2005. Total non-performing assets were $5,989,000, or 1.19 percent of year-end loans outstanding, compared with $5,825,000, or 1.34 percent of total loans, at year-end 2005.

During the year ended December 31, 2006, the Company's provision for loan losses totaled $180,000, compared with $468,000 in 2005. For the three months ended December 31, 2006, the Company's provision for loan losses was $90,000 compared with $93,000 for the three months ended December 31, 2005. The Company did not record a provision for loan losses in the first half of 2006 due to the January recovery of the prior year loan charged off as discussed previously. At December 31, 2006, the Company's allowance for loan losses was $5,693,000, which was 1.13 percent of total loans. This compares to the allowance for loan losses of $5,011,000, or 1.16 percent of total loans, at December 31, 2005. During the year 2006, the Company charged off loans totaling $560,000 and recognized recoveries of loans previously charged off totaling $1,062,000, which resulted in net loan recoveries of $502,000. This compares to net loans charged off of $202,000 in 2005. Fourth quarter net charge-offs totaled $166,000 in 2006, compared with $38,000 in the same period in 2005.

Noninterest income increased $1,500,000 for the year ended December 31, 2006 and $374,000 during the fourth quarter of 2006 compared to the same period in 2005. Increases were noted in deposit service charges, brokerage commissions, insurance commissions and mortgage origination fees for both the year and the fourth quarter of 2006 in comparison to the corresponding prior year periods. Deposit service charges increased due to higher non-sufficient funds charges collected subsequent to the implementation of an overdraft protection plan late in 2005. Brokerage fees increased as a result of additional sales activity compared with the prior year periods. The acquisition of an insurance agency in September 2005 contributed to growth in insurance commission revenue for the year 2006 compared with 2005. The increase in mortgage origination fees reflects higher real estate loan originations that were sold to the secondary market.

Noninterest expense increased $2,044,000 for the year 2006 in comparison to 2005, and increased $551,000 in the fourth quarter of 2006 compared with the last quarter of 2005. Much of the increase in noninterest expense is attributable to higher salaries and employee benefit costs reflecting the additional staff added as the Company continues to expand. The Company has increased its number of employees with the new Davenport branch office and the addition of the insurance subsidiary in September 2005, which resulted in higher personnel costs. The adoption on January 1, 2006 of Financial Accounting Standards Board Statement No. 123R relating to the expensing of employee stock option costs also contributed to the increase in compensation expense for the year ended December 31, 2006. Other operating expense was also higher for the year ended December 31, 2006, primarily due to expenses related to merging the four bank charters into one bank on January 1, 2006.

The Company's board of directors approved a stock repurchase program on April 28, 2006 that allowed management to repurchase up to $2,000,000 of the outstanding shares through December 31, 2006. As a result of this authorization, management repurchased 60,500 shares on the open market totaling $1,171,675 through December 31, 2006. At the board of directors meeting held January 18, 2007, the board approved another stock repurchase program that authorizes management to repurchase up to an additional $2,000,000 of the outstanding shares through December 31, 2007. A total of 68,469 shares were issued during the year 2006 as the result of the exercise of stock options previously granted to directors, officers and employees.

At its meeting on January 18, 2007, the board of directors declared a cash dividend of $.18 per share payable to shareholders of record as of March 1, 2007. The dividend will be paid on March 15, 2007. The cash dividend of $.18 per share is consistent with the amount paid in the fourth quarter of 2006 and is $.01 greater than the $.17 per share paid in the fourth quarter of 2005. The board also set the date for the Company's annual meeting of shareholders on April 26, 2007.

During the fourth quarter of 2006, MidWestOne Bank received regulatory approval to establish a new branch location in Cedar Falls, Iowa. This new branch will serve a growing area in the Cedar Falls/Waterloo market. Construction of the new branch facility has begun, with completion anticipated during the third quarter of 2007.

The Company will move to a new bank office location in Davenport, Iowa during the first quarter of 2007. The Company established a temporary branch location in downtown Davenport in early 2006 with the intention of subsequently obtaining a permanent facility. The new location will be approximately two blocks from the existing facility and will further help to establish the Company as a competitor in the Quad Cities market. Customer accessibility will improve with the addition of a drive-in teller and ATM in the new facility.

MidWestOne Financial Group, Inc. is a financial holding company headquartered in Oskaloosa, Iowa. The Company's financial institution subsidiary is MidWestOne Bank in Oskaloosa, with offices in Belle Plaine, Burlington, Davenport, Fairfield, Fort Madison, Hudson, North English, Ottumwa, Pella, Sigourney, Wapello, and Waterloo, Iowa. The Company's non-bank subsidiaries are MidWestOne Investment Services, Inc. in Oskaloosa and Pella, and a property-casualty insurance agency, Cook & Son Agency, Inc., located in Pella, Iowa. MidWestOne Financial Group common stock is traded on the Nasdaq Global Market under the symbol "OSKY". The Company's web site can be found at www.midwestonefinancial.com.

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause the actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.
MIDWESTONE FINANCIAL GROUP
AND SUBSIDIARIES
CONSOLIDATED FINANCIAL SUMMARY

(unaudited)	QUARTER ENDED		YEAR ENDED
(in thousands, except share & per share data)	DECEMBER 31,		DECEMBER 31,
	2006	2005	2006	2005
Summary of Operations:
Statement of Income:
Interest income (excluding loan pool participations)	$ 10,028	$ 7,906	$ 37,312	$ 29,858
Interest income and discount on loan pool participations	2,008	2,724	9,142	10,222
Total interest income	12,036	10,630	46,454	40,080
Total interest expense	6,075	4,378	21,209	15,426
Net interest income	5,961	6,252	25,245	24,654
Provision for loan losses	90	93	180	468
Noninterest income	1,561	1,187	5,928	4,428
Noninterest expense	5,420	4,869	21,459	19,415
Income before tax	2,012	2,477	9,534	9,199
Income tax expense	591	831	3,093	3,111
Net income	$ 1,421	$ 1,646	$ 6,441	$ 6,088

Per Share Data:
Net income - basic	$0.39	$0.45	$1.74	$1.63
Net income - diluted	$0.38	$0.43	$1.71	$1.59
Dividends declared	$0.18	$0.17	$0.71	$0.68
Weighted average shares outstanding	3,684,362	3,713,067	3,694,972	3,744,810
Weighted average diluted shares outstanding	3,755,224	3,776,727	3,764,802	3,823,224

Performance Ratios:
Return on average assets	0.77%	0.97%	0.92%	0.93%
Return on average equity	9.12%	11.24%	10.65%	10.49%
Net interest margin (FTE)	3.60%	4.03%	3.99%	4.11%
Net loan (recoveries) charge-offs/average loans	0.13%	0.04%	(0.11%)	0.05%

			DECEMBER 31,
			2006	2005
Selected Balance Sheet Data - At Period End:
Balances:
Total assets			$ 744,911	$ 676,332
Loans, net of unearned income			503,832	433,437
Allowance for loan losses			5,693	5,011
Loan pool participations			98,885	103,570
Total deposits			560,615	505,245
Total shareholders' equity			62,533	58,386

Per Share Data:
Book value			$16.83	$15.77
Tangible book value			$12.92	$11.77
Common shares outstanding			3,715,431	3,701,387

Financial Ratios:
Total shareholders' equity/total assets			8.39%	8.63%
Total loans/total deposits			89.87%	85.79%
Nonperforming loans/total loans			1.15%	0.77%
Allowance for loan losses/total loans			1.13%	1.16%
Allowance for loan losses/nonperforming loans			98.14%	149.47%